EXHIBIT 10.3

                        ASSET PURCHASE AND SALE AGREEMENT

THE SECURITIES ISSUED AS PART OF THE PURCHASE PRICE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS IN RELIANCE ON ONE OR MORE EXEMPTIONS THEREUNDER AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN TRANSACTIONS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.

         This Asset Purchase and Sale Agreement (together with all Exhibits and Schedules hereto, the "Agreement") is entered into as of the 30th day of December, 2003 by and among HEALTH DISCOVERY CORPORATION (fka DIRECT WIRELESS COMMUNICATIONS, INC.), a Texas public corporation with its principal place of business and company headquarters at 1116 South Old Temple Road, Lorena, Texas 76655 (together with its successors and permitted assigns, "Buyer"), FRACTAL GENOMICS, LLC, a California limited liability company with its principal place of business and company headquarters at 111 Commonwealth Avenue, San Francisco, California 94118 ("Company") and SANDY SHAW ("Shaw") (Company and Shaw are hereinafter sometimes referred to collectively as the "Sellers" and individually as a "Seller"). (Buyer, Company and Seller are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party").

         WHEREAS, Shaw is the owner of 51% of the issued and outstanding membership units of the Company and has the required and necessary authority to enter into this Agreement on behalf of the Company; and

         WHEREAS, the Company is engaged in the business (the "Business") of development of Fractal Genomics Technology (as defined on Schedule 1.3 hereto); and

         WHEREAS, Buyer is a publicly traded company engaged in, among other things, the acquisition of companies involved in medical technology and development; and

         WHEREAS, Buyer and the Company entered into that certain binding letter agreement (the "Letter Agreement") dated August 29, 2003 pursuant to which Buyer purchased and Company is to sell Company Assets as defined herein and therein; and

         WHEREAS, pursuant to such Letter Agreement, the parties now desire to enter into this definitive Agreement as contemplated under the terms of the Letter Agreement.

         NOW, THEREFORE, in consideration of the premises, the provisions and the respective covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. PURCHASE AND SALE OF COMPANY ASSETS; SELLER'S RETAINED ASSETS;
           DELIVERIES.
          ----------------------------------------------------------------------

         1.1. Sale and Purchase of Company Assets. Upon the terms and subject to the representations, warranties, covenants and conditions set forth herein, and effective on the date hereof (the "Effective Date"), Seller hereby sells, grants, conveys, assigns, transfers and delivers



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to Buyer, and Buyer purchases and acquires from Seller, all right, title and interest of Seller in and to the Company Assets, free and clear of all claims, security interests, liens and encumbrances, restrictions, rights of others of any kind or character, for the consideration described and payable as set forth in Section 1.2 hereof.

         1.2 Purchase Price.

         1.2.1 Purchase Price. Upon the terms and subject to the conditions set forth herein, in consideration for the sale, grant, conveyance, assignment, transfer and delivery of the Company Assets, Buyer agrees to pay and deliver to Sellers 7,500,000 unregistered shares of the common stock of Buyer and the sum of $500,000 in accordance with the payment schedule set forth in paragraph 1.2.3 ("Purchase Price").

         1.2.2 Delivery. The parties stipulate and agree that the 3,825,000 shares comprising a portion of the Purchase Price have been transferred and delivered to Shaw, and that no additional shares shall be issued for the reasons set forth in that certain Agreement and Memorandum between the Parties and certain other individuals of even date herewith.

         1.2.3 Payment Schedule. The cash portion of the Purchase Price shall be payable as follows: Eight equal installments of $62,500 plus interest at the rate of six percent (6%) per annum with the initial payment due and payable on or before January 2, 2004 and thereafter on the following dates: April 1, 2004, July 1, 2004, October 1, 2004, January 1, 2005, April 1, 2005, July 1, 2005 and
October 1, 2005. In the event that any payment of principal and interest is not made within 15 days after the due date thereof, then all of the then unpaid principal and relevant accrued interest shall become immediately due and payable.

         1.2.4 Security for Performance. Buyer, to secure the prompt and faithful payment of the cash portion of the Purchase Price and to secure the rights of Seller described in Section 1.2.5 below, agrees to and does hereby grant to Seller a security interest in and to the Company Assets. In this respect the Seller or Buyer shall execute such financing statements or UCC-1's as may be necessary to properly perfect the security interest granted herein.

         1.2.5 Default in Payment. From and after January 1, 2005, in the event that any portion of the cash payment (whether payable before or after January 1, 2005) is not paid when due and continues to be in arrears without cure for a period of sixty (60) days after notice from Seller or Shaw, the Company Assets assigned hereunder shall revert to Shaw as if such assignment had not been made.

         1.3. Company Assets. The Company Assets purchased hereunder are all of the assets of the Company (other than Seller's Retained Assets) including without limitation all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, methods, designs, devices, tools, specifications, techniques, algorithms, formulae, improvements, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights as relate to the Fractal Genomics Technology and the Business relating thereto (as defined in Schedule 1.3).



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         1.4. Seller's Retained Assets. The "Seller's Retained Assets" are all
cash and cash equivalents and the membership units in Company owned by Shaw.

         1.5 No Assumed Liabilities. Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed and regardless of when asserted (the "Retained Liabilities"). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities.

         1.6 License Agreement for Non-Medical Uses. Upon completion of the transaction contemplated hereby, Buyer will grant to Seller, under the terms and conditions of a license agreement (the "License Agreement"), the right and license to use and employ the Fractal Genomics Technology in non-medical applications. For the purpose of this Agreement, the term "non-medical applications" will mean all uses other than those applications involving, directly or indirectly, human diagnostic and treatment applications, pharmaceutical manufacture and development, plant, animal or human medical research and other applications which are generally referred to or known as "medical applications". Such License Agreement shall provide, at a minimum, the specific exclusions set forth herein, term, and royalty payable to Buyer hereunder (which royalty shall be four percent (4%) of the gross revenues attributable to such non-medical applications of the Fractal Genomics Technology).

         1.7 Other Deliveries by Seller to Buyer. As of the Effective Date, Seller has delivered or caused to be delivered to Buyer:

         (a) A Bill of Sale executed by each of the Sellers;

         (b) Such other assignments and documents and instruments of sale, assignment, conveyance and transfer, as Buyer or its counsel may deem reasonably necessary or desirable to effect the transfer of the Company Assets to Buyer;

         (c) A certificate, dated the Effective Date and executed by the Manager of the Company, in form and substance reasonably satisfactory to Buyer, as to the authenticity of the actions of the Managers and Members authorizing the transactions contemplated herein. A copy of the Company's Operating Agreement shall be attached to the certificate;

         (d) The Sandy Shaw Employment Agreement executed by Sandy Shaw; and

         (e) Such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Effective Date by Seller to Buyer.

         1.8 Deliveries by Buyer to Seller. As of the Effective Date, Buyer has delivered or caused to be delivered to Seller and the Company.

         (a) The Purchase Price in accordance with Section 1.2.1;

         (b) A certificate, dated the Effective Date and executed by the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, as to the authenticity of the actions of the Board of Directors of Buyer authorizing the transactions contemplated herein;

         (c) The Sandy Shaw Employment Agreement executed by Buyer;



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         (d) Such other instruments and documents as are required by any other provisions of this Agreement to be delivered on the Effective Date by Buyer to Seller or Company.

         1.9. Directors and Officers of the Buyer After Effective Date After the Effective Date, the following persons shall become officers and directors of Buyer until such time as they may be replaced in accordance with the Bylaws of the Company:

         Officers:  Stephen D. Barnhill M.D.   Chairman & CEO
                    David Cooper               President
                    Robert S. Braswell, IV     Chief Administrative Officer/
                                               Secretary & Treasurer
                    Sandy Shaw                 Vice President/Fractal Technology

         Directors: Stephen D. Barnhill M.D.
                    Robert S. Braswell, IV
                    David Cooper


ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby jointly and severally represent and warrant to Buyer as follows, which representations and warranties shall survive the Closing:

         2.1 Ownership of the Company Assets. Seller is the sole owner, beneficially and of record, of all of the Company Assets, free and clear of any pledge, lien, security interest, encumbrance or claim of any kind. Upon delivery of the Company Assets to Buyer pursuant to this Agreement, Buyer will receive good and marketable title thereto, free and clear of any pledge, lien, security interest, encumbrance or claim of any kind.

         2.2 Authorization, Validity and Effect of Agreements.

         (a) The Company has the requisite power and authority necessary to execute and deliver this Agreement and the agreements contemplated hereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized and approved by all requisite action on the part of the Company.

         (b) This Agreement constitutes, and all agreements and documents contemplated hereby, when executed and delivered pursuant hereto, will constitute, the valid and legally binding obligations of Shaw and the Company enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

         (c) The execution and delivery of this Agreement by Shaw and the Company does not, and the consummation of the transactions contemplated hereby by Shaw and the Company will not (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or



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entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of, any indenture, mortgage, lease, license, franchise, permit, authorization, lien, trust, or other agreement or instrument to which Shaw or the Company is bound; (iii) violate or conflict with any provision of the Company's organizational documents, as amended to the date hereof; (iv) result in the violation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or arbitration award, or an event which with notice, lapse of time or both, would result in any such violation.

             (d) Company is a limited liability company duly organized, validly existing and in good standing under the laws of California and is duly qualified in each jurisdiction where either the conduct of its business or ownership of its properties requires qualification to do business, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease its assets and properties used in the Business.

         2.3 No Undisclosed Liabilities. On the Effective Date, the Company Assets will not be subject to any liens, encumbrances, liabilities or claims. Additionally, there are no facts, conditions or circumstances, known to Shaw or the Company, that will or may reasonably be expected to cause, either presently or with the passage of time, a "material adverse change" in the condition (financial or otherwise), of the Company Assets.

         2.4 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other entity is required to be obtained or made by Shaw or the Company in connection with the execution and delivery of this Agreement or the performance of the obligations hereunder.

         2.5 Broker's or Consultant's Fees. Each of Seller and the Company represents and warrants that each has dealt with no broker, finder or similar consultant in connection with the transaction contemplated by this Agreement, and, consequently, that no commission or finder's fee is due or payable in connection herewith.

         2.6 No Untrue Statement. No representation or warranty of either Seller contained herein nor any written information, exhibits, schedules or agreements furnished by or on behalf of either Seller pursuant to this Agreement or in connection with the transaction contemplated herein contains or shall contain any untrue statement of a material fact, or omit or shall omit to state a material fact necessary to make the statements and facts contained therein not misleading. Except as set forth on Schedule 2.6, there is no fact known to either Seller which materially adversely affects, or in the future may materially adversely affect, individually or in the aggregate, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Company, that has not been set forth herein or heretofore communicated to Buyer in writing.

         2.7. Legal Proceedings; Compliance with Laws. There are no lawsuits, proceeding, arbitrations or governmental investigations or audits pending or, to the knowledge of Sellers, threatened against, relating to or affecting any Seller with respect to the Business or any of the Company Assets. Sellers are not, nor have they at any time within the last three years been, in violation of or in default under any law applicable to the Business or the Company Assets, which violation is material to the ordinary conduct of its business.

         2.8 Contracts. There are no material contracts to which either Seller is a party that are related to the Business or by which any of the Company Assets is bound.


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         2.9 Intellectual Property.

         (a) Seller owns all technology required to conduct the Business as it is conducted by Seller as of the Effective Date (including without limitation all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, know-how and concepts).

         (b) Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller's ownership or rights in the Company Assets or claiming that any other person or entity has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Company Assets. To the Seller's knowledge, no other person or entity is infringing or misappropriating the Company Assets.

         (c) The Company Assets do not infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto and (ii) Seller has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by Seller or the Company Assets, or claiming that any other entity has any claim of infringement with respect thereto.

         For purposes of this Section 2.9, it is understood that (i) no improvements on the Fractal Genomics Technology, nor any other or new technology, created by Buyer (with or without Shaw's assistance) shall be deemed an infringement or other violation of the foregoing representations and (ii) nothing contained herein shall be construed to assure the ultimate outcome of the patent applications or any of the claims therein (regardless of whether any or all of said claims are allowed or disallowed).

         2.10 Entire Business. The sale of the Company Assets by Seller to Buyer pursuant to this Agreement will effectively convey to Buyer the entire Business and all of the tangible and intangible assets and property used by Seller (whether owned, leased or held under license by Seller, by any of Seller's affiliates or by others) in connection with the conduct of the Business as heretofore conducted by Seller. The Company Assets listed on Schedule 1.3 constitute all of the assets necessary to conduct the Business as currently conducted and as proposed to be conducted.

         2.11     Securities Law Matters.

         (a) Company will acquire the Buyer common stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Company has no present intention or plan to effect any distribution thereof (other than to its members in connection with the dissolution of Company).

         (b) Company is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Company is aware that the acquisition of Buyer stock involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold such securities for an indefinite period of time and to bear the economic risk of and withstand a complete loss of such investment.


                                      E 58

         (c) Company acknowledges that the Buyer stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Company is aware of the provisions of Rule 144 promulgated under the Securities Act which permit the limited resale of securities issued in a private placement subject to the satisfaction of certain conditions.

         (d) Company has had an opportunity to ask questions of management concerning Buyer and its business and to conduct its own independent due diligence investigation of Buyer.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER
           ---------------------------------------

         As an inducement to Seller to enter into and perform this Agreement, and in consideration of the covenants of Seller contained herein, Buyer represents and warrants to Seller, which representations and warranties shall survive the Closing, as follows:

         3.1 Existence; Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas and in each jurisdiction where either the conduct of its business or ownership of its properties requires qualification to do business.

         3.2 Authority. The Buyer has the requisite power and authority necessary to execute and deliver this Agreement, and the agreements contemplated hereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and all other documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

         3.3 Enforceability. This Agreement, together with the documents contemplated hereby, and the Shaw Employment Agreement, each when executed and delivered, constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

         3.4 No Consents or Breaches. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (except for filings required under applicable federal and state securities laws and stock exchange or NASDAQ rules); (ii) result in the breach of any material term or provision of, or constitute a material default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any material obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of, any indenture, mortgage, lease, license, franchise, permit, authorization, lien, trust, or other agreement or instrument to which Seller or the Company is bound; (iii) violate or conflict with any provision of Buyer's organizational documents, as amended to the date hereof; or (iv) result in the violation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or arbitration award, or an event which with notice, lapse of time or both, would result in any such violation.

         3.5 Broker's or Consultant's Fees. Buyer represents and warrants that it has dealt with no broker, finder or similar consultant in connection with the transaction contemplated by this Agreement, and, consequently, that no commission or finder's fee is due or payable in connection herewith.

         3.6 No Untrue Statement. No representation or warranty of Buyer contained herein nor any written information, exhibits, schedules or agreements furnished by or on behalf of Buyer pursuant to this Agreement or in connection with the transaction contemplated herein contains or shall contain any untrue statement of a material fact, or omit or shall omit to state a material fact necessary to make the statements and facts contained therein not misleading. There is no fact known to Buyer which materially adversely affects, or in the future may materially adversely affect, individually or in the aggregate, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Buyer, that has not been set forth herein or heretofore communicated to Buyer in writing.

         3.7 Capitalization. The authorized capital stock of the Buyer consists of 200,000,000 shares of no par value common stock, of which 59,751,128 shares are issued and outstanding as of October 1, 2003. Except as set forth on
Schedule 3.7: (i) no options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings granted by the Buyer to acquire, dispose of or restrict the transfer of, any of the Buyer's capital stock or other securities of any kind or class or rights, obligations or undertakings convertible into securities of any kind or class of the Buyer are authorized or outstanding; (ii) the Buyer is not subject to any obligation to purchase, redeem or otherwise acquire any of its capital stock or securities (or of any options or rights or obligations described in the preceding clause (i)) upon the occurrence of a specified event (and assuming that specified time periods have passed and appropriate notices have been given) or otherwise and
(iii) no other kind or class of capital stock except as described in this
Section 3.7 is authorized or outstanding. The shares of Buyer common stock issued and delivered to the Company as described in Section 1.2, and upon delivery of the Company Assets as provided in this Agreement, are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Buyer's Articles of Incorporation or bylaws or any agreement to which Buyer is a party or is bound.

         3.8 Financial Statements. The financial statements of Buyer contained in its public filings made with the Securities and Exchange Commission (i) have been prepared from and in accordance with the books and records of Buyer and in conformity with United States generally accepted accounting principles, consistently applied, in effect at the date of such financial statement ("GAAP") and (ii) such financial statements present fairly in accordance with GAAP the consolidated financial position and results of operations and cash flows of Buyer as of their respective dates and for the respective periods covered thereby.

         3.9 Absences of Undisclosed Liabilities. Except as and to the extent reflected in or reserved against in the Buyer's financial statements, the Buyer has no other liabilities of any nature (whether accrued, absolute, contingent, changing, known, unknown, determinable, indeterminable, liquidated, unliquidated or otherwise and whether due or to become due) relating to any existing or prior act, omission, condition or state of facts, other than (a) liabilities incurred in the ordinary course of business or (b) liabilities which in the aggregate are not material to the condition of the Buyer's business.


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         3.10 Litigation. The Buyer (a) is not (and since December 31, 2002 has not been) engaged in, a party to, subject to or, to its knowledge, threatened with any claim, controversy, legal or equitable action or other proceeding (whether as plaintiff, defendant or otherwise); and (b) is not (and since December 31, 2002 has not been) a party to or subject to any judgment, order, decree or restriction against it.

         3.11 Compliance with Laws. The Buyer is in compliance with all applicable law, including that involving antitrust, unfair competition, trade regulation, securities antipollution, environmental, employment and plant downsizing, relocation, closing or safety (except for instances of non-compliance that could not, in the aggregate, be reasonably expected to have a material adverse effect on the assets owned, leased or currently used by the Buyer or on the Buyer's business, financial condition or results of operations). The Buyer is not (and since December 31, 2002 has not been) either charged with, in receipt of any notice of, or, to its knowledge, under investigation with respect to any material failure or alleged material failure to comply with any provision of any applicable law that has had or that could be reasonably expected to have a material adverse effect on the assets owned, leased or currently used by the Buyer or on the Buyer's business, financial condition or results of operations.

         3.12 Change in Control Provisions. Except as disclosed on Schedule 3.12, the Buyer is not a party nor subject to any agreement that contains any provisions that become effective or are accelerated or contingent upon a change in control of the Buyer or otherwise require any payment or performance by the Buyer or any officer, director or shareholder thereof, now or in the future, in connection with or as a result of any of the transactions contemplated by this Agreement.

ARTICLE 4. [INTENTIONALLY OMITTED.]

ARTICLE 5. [INTENTIONALLY OMITTED.]

ARTICLE 6. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
           ------------------------------------------------------------

         6.1 Survival of Representations and Warranties and Indemnity Obligations. Notwithstanding any right of Buyer (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Buyer has the right to rely fully upon the representations and warranties of Sellers contained in this Agreement. All representations and warranties made by the Parties in this Agreement and the indemnification obligations contained in this Article 6 shall survive the execution hereof and the Effective Date, and shall survive until the expiration of a period of one year after the date of this Agreement, except that any representation or warranty that would otherwise terminate will continue to survive if an indemnification notice shall have been timely given under on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

         6.2 Losses. "Losses" shall mean, for purposes of this Article 6, with respect to any person or party, any loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses and court costs of any kind, nature or description (regardless of whether the claim or threat of lawsuit matures into a lawsuit)).

         6.3 Indemnification by Seller. Subject to the provisions of this
Article 6, Seller, jointly and severally, shall indemnify, defend, protect, save and hold harmless Buyer and its officers, directors, employees and agents ("Seller Indemnified Parties") against, and will


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reimburse Buyer and/or any of the aforementioned indemnitees on demand for, any and all Losses made or incurred by or asserted against any of the Seller Indemnified Parties, at any time after the Effective Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Seller Indemnified Claims"):

         (a) any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of, any representation, warranty, term, provision, or covenant by any Seller contained in this Agreement, or in any Schedule or Exhibit hereto.

         6.4 Indemnification by Buyer. Subject to the provisions of this Article 6, Buyer shall indemnify, defend, protect, save and hold harmless each Seller and their officers, directors, employees and agents ("Buyer Indemnified Parties" and with the Seller Indemnified Parties, the "Indemnified Parties") against, and will reimburse such Buyer Indemnified Parties on demand for, any and all Losses made or incurred by or asserted against any of the Buyer Indemnified Parties, at any time after the Effective Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Buyer Indemnified Claims"):

         (a) any inaccuracy, omission, misrepresentation in, omission from, or breach of nonfulfillment of any representation, warranty, term, provision, covenant or agreement on the part of Buyer contained in this Agreement or in any Schedule or Exhibit hereto.

         6.5 Limitation on Liability. Notwithstanding the forgoing, the Indemnifying Party's obligations to indemnify the Indemnified Party against any Loss shall be subject to the following limitations:

         (a) Threshold. No indemnification shall be made under Section 6.3 or
6.4 until the aggregate amount of Loss exceeds $25,000.00 (the "Threshold"), but if the aggregate amount of Loss thereunder exceeds $25,000.00, then indemnification shall be made by the Indemnifying Party thereunder for only such amounts as may exceed the $25,000.00 Threshold.

         (b) Ceiling. Neither Company's nor Buyer's aggregate indemnification obligations under Section 6.3 or Section 6.4 shall exceed $500,000.00. Shaw's indemnification obligations under Section 6.3, whether arising directly or indirectly as a derivative claim through the Company, shall be limited to 51% of any Losses claimed and/or required and, in the aggregate, shall not exceed $255,000 (51% of $500,000).

         6.6 Fraud; Intentional Misrepresentation, etc. The limitations set forth in Section 6.5 shall not apply to any Loss arising out of (i) fraud, (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading, (iii) the breach of any representation or warranty contained in Section 2.10 or (iv) any failure by Sellers to timely pay, perform and discharge the Retained Liabilities.

         6.7 Tax Adjustments. If a party's indemnification obligation under
Section 6.3 or Section 6.4 arises in respect of any indemnifiable event (a) for which an Indemnified Party receives indemnification and (b) which results in any tax benefit to such Indemnified Party for any taxable period (or portion thereof) which would not, but for such indemnifiable event, be available, such Indemnified Party shall pay, or shall cause to be paid, to the indemnifying party an amount equal to the actual tax saving produced by such tax benefit reduced by the amount of any tax detriment to such Indemnified Party as a result of the receipt of such indemnification.

Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such tax saving for any taxable period shall be the amount of the reduction in taxes payable to a tax authority by such Seller Party with respect to such tax period (net of any tax detriment resulting from the receipt of the indemnity payment) as compared to the taxes that would have been payable to a tax authority by such Indemnified Party with respect to such tax period in the absence of such tax benefit.

         6.8 No Right of Offset. Notwithstanding any other provision hereof, until an arbitral award or court decision is rendered with respect to any disputed claims for indemnification hereunder, no offset or withholding shall be made or permitted with respect to any payments to be made to Sellers hereunder or with respect to any salaries or other compensation to be paid for services by Sandy Shaw.

         6.9 No Right of Indemnification or Contribution. Notwithstanding anything contained herein to the contrary, under no circumstances shall either Seller have any right of indemnification or contribution against Buyer or Stephen D. Barnhill, M.D., in their respective capacities as members of Company. In the event of any conflict between this Section 6.9 and the Company's Operating Agreement, this Section 6.9 shall control.

Article 7.        Miscellaneous.

         7.1 Notices. Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in and shall be given and shall be deemed to have been received if (i) delivered in person with receipt acknowledged, (ii) telecopied and electronically confirmed during regular business hours of recipient at recipient's place of business, and if sent outside of regular business hours, such notice is deemed given on the next business day, (iii) delivered by a nationally recognized overnight courier for next business day delivery with receipt acknowledged, or (iv) four days after being placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested.

         7.2 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the Parties, the Indemnified Parties, and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the Parties, the Indemnified Parties, or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         7.3 No Third-party Beneficiaries. No person or entity not a Party to this Agreement (other than the Indemnified Parties) shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         7.4 Entire Agreement; Amendment. This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitute the final written expression of all agreements between the Parties, and is a complete and exclusive statement of those terms. Except as specifically included or referred herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein, including without limitation the Letter Agreement, dated August 29, 2003, between Seller and Buyer. Any representations, promises, warranties or statements made by any Party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein). The Parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision hereof shall be binding upon any Party unless made in writing and signed by all Parties.

         7.5 Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         7.6 Venue; Binding Arbitration. PURSUANT TO THE FEDERAL ARBITRATION ACT, ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DISPUTES REGARDING THE VALIDITY OF THIS PROVISION, SHALL BE SUBMITTED EXCLUSIVELY TO BINDING ARBITRATION, AT A LOCATION TO BE DETERMINED BY THE AMERICAN ARBITRATION ASSOCIATION PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, PROVIDED HOWEVER THAT A PARTY SHALL BE ENTITLED TO SEEK INJUNCTIVE RELIEF FROM A COURT OF JURISDICTION AGAINST BREACH HEREOF OR IN AID OF ARBITRATION. THE PARTIES UNDERSTAND THAT THE AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF TRIAL BY JURY. THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO ENFORCEMENT OF THE ARBITRAL AWARD IN ANY COURT OF COMPETENT JURISDICTION.

         7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         7.8 Headings. Headings of the Sections and Articles of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

         7.9 Waivers. No wavier of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by all Parties. No waiver of any breach, term or condition of this Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term or condition.

         7.10 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid, such determination shall not render any of the other provisions hereof illegal, inoperative, unenforceable or invalid, but this Agreement shall be construed as if such illegal, inoperative, unenforceable or invalid provisions had never been contained herein.

         7.11 Assignability. Neither this Agreement nor any of the Parties' rights hereunder may be assigned by any Party without the prior written consent of the other Parties.

         7.12 Construction. The Parties acknowledge that their respective attorneys have participated jointly in the drafting of this Agreement and that it has not been written solely by counsel for one Party. The Parties agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any Party against another.

         7.13 Attorneys' Fees. The prevailing Party in any dispute between or among the Parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover its reasonable attorneys' fees and costs whether suit be filed or not, including without limitation costs and attorneys' fees related to or arising out of any, trial or appellate proceedings.

         7.14 Expenses. Except as specifically provided herein, each Party shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in effecting and carrying out the transactions contemplated hereby.

         7.15 Further Actions. At any time and from time to time after the Effective Date, each Party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute, acknowledge and deliver such documents as may be reasonably requested by another Party to effectuate the purposes of this Agreement.

ARTICLE 8. RESTRICTIVE COVENANTS.

         8.1 Covenants of Sellers. In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller agrees that neither it nor any of its respective affiliates shall, for a period to and including December 31, 2005, without the prior written consent of Buyer, directly or indirectly, for or on behalf of any person or entity, except for the benefit of the Buyer or its affiliates:

         (a) engage or invest in, or own, control, manage or participate in the ownership, control or management of, or render services or advice to, any business engaged, or which it reasonably knows is undertaking to become engaged, in the development of Fractal Genomics Technology (more specifically, the business based upon and relating to the assets transferred hereunder) in the United States (the "Restricted Territory"); provided, that, Shaw shall not be prohibited by this subsection (a) from seeking or obtaining employment with any public or private company with annual sales in excess of $100 million or any non-profit corporation;

         (b) solicit, or assist in the solicitation of, any person employed by the Buyer (as an employee, independent contractor or otherwise) within the Restricted Territory, to terminate such employment, whether or not such employment is pursuant to a contract and whether or not such employment is at will; or

         (c) use, disclose or reveal to any person or entity, any Confidential Information (as defined below); provided, however, that the obligations of this clause (c) shall continue indefinitely with respect to any business information that constitutes a trade secret under applicable law. "Confidential Information" means all information of the Buyer related to the Business which derives value, economic or otherwise, from not being generally known to the public, but excluding any information that comes into the public domain through no fault of Sellers. The foregoing, however, shall not apply to any information which is required to be disclosed pursuant to law or by a legal process.

         8.2 Equitable Relief. Notwithstanding anything contained in this Agreement to the contrary, Sellers acknowledge and agree that Buyer's remedy at law for a breach or threatened breach of any of the provisions of Section 8.1 would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Seller of the provisions of Sections 8.1, it is agreed that, in addition to its remedies at law, Buyer shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary, preliminary, or permanent injunction, or any other equitable remedy which may then be available, including but not limited to an equitable accounting of all earnings, profits and other benefits arising from or in connection with such violation. Sellers agree not to oppose Buyer's request for any of the above relief on the grounds that Buyer has not been irreparably injured or that Buyer has an adequate remedy at law or that such equitable relief is inappropriate. Nothing set forth in this Section 8.2 shall be construed as prohibiting Buyer from pursuing any other rights and remedies available to it for such breach or threatened breach.

         8.3 Definition of Affiliate. As used herein, the term "Affiliate" means any person or entity that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the person or entity specified. For purposes of this definition, control of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise and, in any event and without limitation of the previous sentence, any person or entity owning ten percent (10%) or more of the voting securities of another person or entity shall be deemed to control that person or entity.

         8.4 Termination. All of the foregoing covenants under this Article 8 will terminate as of January 1, 2006 or, earlier, in the event of a notice of reversion given pursuant to and in compliance with the terms of Section 1.2.5 herein.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.


BUYER:

HEALTH DISCOVERY CORPORATION


By: /s/  Stephen D. Barnhill
    ------------------------
    Stephen D. Barnhill M.D.
    Chief Executive Officer

COMPANY:

FRACTAL GENOMICS, LLC,
A California limited Liability Company


By: /s/ Sandy Shaw
    --------------
    Sandy Shaw
    Manager

SHAW:


/s/ Sandy Shaw
--------------
Sandy Shaw

                                  SCHEDULE 1.3

                                     ASSETS

All of the assets of Fractal Genomics, LLC (other than Seller's Retained Assets, as defined in Section 1.4), and as sold and transferred hereunder, consist of:

1. USPTO Patent Application serial no. 09/766,247 entitled "A Method for the Manipulation, Storage, Modeling, Visualization and Quantification of Datasets" filed January 19, 2001.

2. USPTO application serial no. 60/486,233, entitled "A Method for Pathway Conjecture and Diagnosis Using Fractal Modeling," filed July 10, 2003.

3. USPTO application serial no. 60/499,630 entitled "A Method for Identifying Fundamental Pathways Involved in Cellular Chronomics," filed September 2, 2003.

4. To the extent relating to the foregoing patent applications and rights and/or to the subject business to be conducted in connection with them, all written materials, web-based materials, software, including all source, object, and executable code in any form, and other intellectual and intangible property, and including (to the extent such so relate to said business):

         (i)      "Universal Modeling of Complex Networks", 2002.

         (i) "Inverse Modeling of Complex Networks Using Complex Logistic Maps", 2002.

         (iii) "Evidence of Scale-Free Topology and Dynamics in Gene Regulatory Networks", 2002. (Published in Proceedings of the ISCA 12th International Conference, Intelligent and Adaptive Systems and Software Engineering, pp. 37-40, 2003.)

         (iv) "Fractal Modeling of Information Transmission within a Gene Regulatory Network: A New Approach to Pathway Conjecture and Diagnosis", 2003.

         (v) All trade name and trademark rights in the name "Fractal Genomics" and all rights in the domain name
                  "fractalgenomics.com".

For purposes of this Agreement, the term "Fractal Genomics Technology" means all of the technology and proprietary rights as set forth above, and the term "Business" means the business and business activities conducted (and to be conducted) in relation to said Fractal Genomics Technology.

                                  SCHEDULE 2.6


Fractal Genomics, LLC is a high-risk, startup venture with no revenue. It intends to operate in a highly competitive market and compete against companies with greater financial and other resources. Initially, it will have negative operating income and may never become profitable. As a result, any financial projections are inherently uncertain and unreliable.

                                  SCHEDULE 3.7

                                 CAPITALIZATION




------------------------------------------------------
                         NO. OF SHARES SUBJECT TO
         NAME              OPTION/WARRANT GRANT
------------------------------------------------------
David Cooper                     2,400,000
------------------------------------------------------
David Cooper                      600,000
------------------------------------------------------
Joe Fanelli                      1,900,000
------------------------------------------------------
Joe Fanelli                       600,000
------------------------------------------------------